Exhibit 99.5

January 9, 2019

Board of Directors

Univar Inc.

3075 Highland Parkway, Suite 200

Downers Grove, Illinois 60515

Re:	Amendment No. 2 to Registration Statement on Form S-4 of Univar Inc., filed January 9, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 17, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to Univar Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by the Company for all of the outstanding shares of common stock, par value $0.0001 per share, of Nexeo Solutions, Inc. (“Nexeo”) pursuant to the Agreement and Plan of Merger, dated as of September 17, 2018, by and among Nexeo, the Company, Pilates Merger Sub I Corp, a wholly owned subsidiary of the Company, and Pilates Merger Sub II LLC, a wholly owned subsidiary of the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Univar’s Financial Advisor,” “Risk Factors—Risk Factors Relating to the Merger Transactions,” “Approval of the Univar Share Issuance and Adoption of the Merger Agreement—Background of the Merger Transactions,” “Approval of the Univar Share Issuance and Adoption of the Merger Agreement—Univar’s Reasons for the Merger Transactions; Recommendation of the Univar Board of Directors” and “Approval of the Univar Share Issuance and Adoption of the Merger Agreement—Opinion of Univar’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy and Consent Solicitation Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)